Exhibit (s)

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Brad Marshall, Steve Kuppenheimer, Robert Busch and Marisa J. Beeney with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Trustee and/or officer of Blackstone Private Credit Fund, (i) the registration statement on Form N-2 or any other appropriate form (including amendments or supplements thereto), to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable or (ii) any statement of beneficial ownership on Form 3, 4 or 5 to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS HEREOF I have executed this instrument as of the 25th day of August, 2020

/s/ Brad Marshall Brad Marshall	Trustee, Chief Executive Officer

/s/ Daniel H. Smith Jr. Daniel H. Smith, Jr.	Trustee

/s/ Steve Kuppenheimer Steve Kuppenheimer	Chief Financial Officer

/s/ Robert Busch Robert Busch	Chief Accounting Officer and Treasurer

/s/ Marisa J. Beeney Marisa J. Beeney	Chief Compliance Officer, Chief Legal Officer and Secretary

/s/ Robert Bass Robert Bass	Trustee

/s/ Tracy Collins Tracy Collins	Trustee

/s/ Vicki L. Fuller Vicki L. Fuller	Trustee